Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos.  333-32437, 333-58181, 333-95855, 333-107403, 333-137982, 333-144133, 333-160205, 333-169944 and 333-175404 on Form S-8 of our reports dated May 16, 2013, relating to the consolidated financial statements and financial statement schedule of Apogee Enterprises, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended March 2, 2013.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
May 16, 2013